JEFFERSON SMURFIT CORPORATION
                                   8182 Maryland Avenue
                                   St. Louis, MO  63105

                                                             March 21, 1995


Dear Stockholder:

     You are cordially invited to attend our Company's 1995 Annual Meeting of Stockholders which will be held on Tuesday, April 25, 1995, at 1:00 p.m. local time at the Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri 63134. The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting.

            Your vote is important and your shares should be represented at the meeting whether or not you are personally able to attend.
Accordingly, you are requested to mark, sign, date and return the accompanying proxy promptly.

            On behalf of the Board of Directors, thank you for your continued support of Jefferson Smurfit Corporation.


                                                 Sincerely,



                                                 Michael W.J. Smurfit
                                                 Chairman of the Board

                                JEFFERSON SMURFIT CORPORATION
                          Notice of Annual Meeting of Stockholders

                                To Be Held on April 25, 1995


       NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Stockholders of Jefferson Smurfit Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, April 25, 1995, at 1:00 p.m. local time at the Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri 63134 to act upon the following matters which are described more fully in the accompanying Proxy Statement:

       1. The election of three directors for terms of office expiring at the annual meeting of stockholders in 1998;

       2.    The ratification of the appointment of Ernst & Young
             LLP as independent auditors of the Company for 1995;
             and

       3. Such other business as may properly come before the meeting and/or any adjournment thereof.

       All stockholders of record at the close of business on March 1, 1995 are entitled to notice of, and to vote at, the Annual Meeting and/or any adjournment thereof.

       The Board of Directors of the Company has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the nominees listed in the attached Proxy Statement to be members of the Board of Directors of the Company; FOR the ratification of the appointment of independent auditors of the Company for 1995; and, on any other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

       Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying Michael E. Tierney, Secretary of the Company, in writing at 8182
Maryland Avenue, St. Louis, Missouri 63105, prior to the
Annual Meeting, and if you attend the Annual Meeting you may revoke your proxy if previously submitted and vote in person by notifying the Secretary of the Company at the Annual Meeting.

                                      BY ORDER OF THE BOARD OF DIRECTORS


                                                Michael E. Tierney
                                                  Secretary
St. Louis, Missouri
March 21, 1995

                                 JEFFERSON SMURFIT CORPORATION

                                        Proxy Statement
                            For 1995 Annual Meeting of Stockholders

                                      GENERAL INFORMATION

       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Jefferson Smurfit Corporation, a Delaware corporation (the "Company"), 8182 Maryland Avenue, St. Louis, Missouri 63105, for use at the 1995 Annual Meeting of Stockholders to be held on Tuesday, April 25, 1995 (the "Annual Meeting"). The Board of Directors of the Company urges that your proxy be executed and returned promptly in the enclosed envelope. Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying Michael E. Tierney, Secretary of the Company, in writing, prior to the Annual Meeting. Any stockholder attending the Annual Meeting may revoke his proxy and vote personally by notifying the Secretary of the Company at the Annual Meeting. Only stockholders of record at the close of business on March 1, 1995 will be entitled to notice of, and to vote at, the Annual Meeting and/or any adjournment thereof. At the close of business on March 1, 1995, the Company had 110,988,681 outstanding shares of common stock (the "Common Stock").
Each share of Common Stock entitles the holder thereof to one vote.

       If the accompanying proxy card is signed and returned, the shares represented thereby will be voted in accordance with the directions on the proxy card. Unless a stockholder specifies otherwise therein, the proxy will be voted in favor of the election of the three nominees to the Board of Directors of the Company named below and in favor of ratifying the appointment of Ernst & Young LLP as independent auditors for the Company for 1995. The presence in person or by proxy of a majority of the voting power represented by outstanding shares of the Common Stock (55,494,341 shares) will constitute a quorum for the transaction of business at the Annual Meeting. Directors will be elected by a plurality of the voting power represented at the meeting and ratification of the appointment of independent auditors will be determined by the affirmative vote of the majority of the voting power represented at the meeting. In the election of directors, abstentions and broker non-votes will not affect the outcome except in determining the presence of a quorum and in the sense that they do not contribute to reaching the number of votes required for approval. An instruction to "abstain" from voting on the proposal to ratify the appointment of independent auditors will be treated as shares present and will have the same effect as a vote against that proposal.

       As noted under the "Principal Stockholders" section herein, as of the close of business on March 1, 1995, Smurfit International B.V., an entity organized under the laws of The Netherlands ("SIBV") and its subsidiaries, was the owner of approximately 46.5% of the outstanding Common Stock and The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II") and certain related entities (together, the "MSLEF II Associated Entities") was the owner of approximately 28.7% of the outstanding Common Stock. SIBV and the MSLEF II Associated Entities, acting together, by reason of their ownership of Common Stock, have sufficient votes, without any additional votes, to elect the three nominees named herein, to ratify the appointment of independent auditors and to approve or defeat any other action or proposal to be taken or made at the Annual Meeting which requires the approval of a plurality or a majority of the votes represented by outstanding shares of the Common Stock. SIBV and the MSLEF II Associated Entities, which are parties to a Stockholders Agreement dated May 3, 1994 (the "Stockholders Agreement"), have advised the Company that they are obligated to vote their respective shares of Common Stock FOR the three nominees of the Board of Directors named herein. SIBV and the MSLEF II Associated Entities have advised the Company that they intend to vote their respective shares FOR the ratification of the appointment of independent auditors.
SIBV is an indirect wholly-owned subsidiary of Jefferson Smurfit Group plc, a public corporation organized under the laws of the Republic of Ireland ("JS Group"), which, through its subsidiaries, is principally an integrated manufacturer and converter of paper and board. MSLEF II is a Delaware limited partnership investment fund formed to make investments in industrial and other companies. See "Principal Stockholders" and "Certain Transactions."

       This Proxy Statement and the enclosed proxy card are being mailed to the stockholders of the Company on or about
March 21, 1995.


                  PROPOSAL 1  -  ELECTION OF DIRECTORS

       The Board of Directors of the Company currently consists of eight directors. The directors are classified into three groups: three directors having terms expiring at the forthcoming Annual Meeting; three directors having terms expiring in 1996; and two directors having terms expiring in 1997.

       Set forth below is information concerning the three nominees for directorships having terms expiring at the forthcoming 1995 Annual Meeting. James E. Terrill, David R. Ramsay and G. Thompson Hutton are the nominees of the Board of Directors of the Company to fill these directorships.
Such nominations were made pursuant to the terms of the Stockholders Agreement. For purposes of the Stockholders Agreement, David R. Ramsay and G. Thompson Hutton have been designated as nominees by MSLEF II, and James E. Terrill has been designated as a nominee by SIBV. The Board of Directors of the Company recommends a vote FOR these three nominees.
If elected, each nominee will serve until the 1998 annual election of directors or until his successor is duly elected and qualified, or until his earlier death, resignation or removal. James E. Terrill, David R. Ramsay and G. Thompson Hutton are presently members of the Board of Directors of the Company and have been approved unanimously by the Board of Directors of the Company for re-election. If any of the nominees are unavailable for election, an event which the Board of Directors of the Company does not presently anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby FOR the election of such other nominee or nominees, if any, as they may select. Also set forth below is information concerning directors whose terms are not expiring this year.

Nominees for Directors to be Elected at the 1995 Annual
Meeting



 Name and Year
 First Elected                   Principal Occupation and Other
   Director                      Information

G. Thompson Hutton               Mr. Hutton, 39, has been President and
1994                             Chief Executive Officer of Risk
                                 Management Solutions, Inc., an
                                 information services company based in
                                 Menlo Park, California, since 1991.
                                 Prior to that he was Engagement Manager
                                 with McKinsey & Company, Inc. from 1986
                                 to 1991.  He also serves as Director of
                                 K2 Technologies, Express Yachts and is a
                                 Trustee for Colorado Outward Bound
                                 School.


David R. Ramsay                  Mr. Ramsay, 31, joined Morgan Stanley &
1989                             Co. Incorporated ("MS&Co.") in 1989 and
                                 is a Vice President of MS&Co.'s
                                 Merchant Banking  Division. Mr. Ramsay
                                 also serves as a Director of ARM
                                 Financial Group Inc., Integrity Life
                                 Insurance Company, National Integrity
                                 Life Insurance Company, Consolidated
                                 Hydro, Inc., Hamilton Services Limited,
                                 A/S Bulkhandling, Stanklav Holdings,
                                 Inc. and Risk Management Solutions, Inc.
                                 and is President and a Director of PSF
                                 Finance Holdings, Inc.


James E. Terrill                 Mr. Terrill, 61,  was elected President
1994                             and Chief Executive Officer of the
                                 Company in February 1994.  He served as
                                 Executive Vice President - Operations of the Company from August 1990 to February
                                 1994. He also served as Executive Vice
                                 President of Smurfit Newsprint
                                 Corporation ("SNC") from February 1993
                                 to February 1994 and was President of
                                 SNC from February 1986 to February 1993.

                                Members of the Board of Directors
                        Continuing in Office with Terms Expiring in 1996



 Name and Year
 First Elected
   Director                    Principal Occupation and Other Information


Alan E. Goldberg             Mr. Goldberg, 40, joined MS&Co. in 1979 and
1989                         has been a member of MS&Co.'s Merchant Banking
                             Division since its formation in 1985 and a Managing Director of MS&Co. since 1988. Mr.
                             Goldberg is a Director of Morgan Stanley
                             Leveraged Equity Fund II, Inc. ("MSLEF II,
                             Inc.") and Vice Chairman of Morgan Stanley
                             Capital Partners III, Inc. ("MSCP III, Inc.").
                             Mr. Goldberg also serves as a Director of Amerin
                             Guaranty Corporation, CIMIC Holdings Limited,
                             Centre Cat Limited, Hamilton Services Limited and Risk Management Solutions, Inc.


Howard E. Kilroy             Mr. Kilroy, 59, has been Chief Operations
Director 1989                of JS Group since 1978 and President of JS Group
                             since October 1986. He was a member of the Supervisory Board of SIBV from January 1978 to
                             January 1992. He has been a Director of the Company since 1989 and Senior Vice President for more than 5 years. He will retire from his executive positions with JS Group and the Company at the end of March 1995, but will remain a Director of JS Group and the Company.
                             In addition, he is Governor (Chairman) of Bank of Ireland and a Director of Aran Energy plc.


James R. Thompson            Mr. Thompson, 58, is Chairman of Winston and 1994
                             Strawn, a law firm that regularly represents the Company on numerous matters. He served as Governor of the State of Illinois from 1977 to 1991. Mr. Thompson serves as Director of FMC
                             Corporation, the Chicago Board of Trade, Chicago and North Western Transportation Company, United
                             Fidelity, Inc., International Advisory Council of the Bank of Montreal, Prime Retail, Inc.,
                             Pechiney International, Wackenhut Corrections
                             Corporation and American Publishing Corporation.

                                Members of the Board of Directors
                        Continuing in Office with Terms Expiring in 1997


 Name and Year
 First Elected               Principal Occupation and Other
   Director                  Information

Donald P. Brennan            Mr. Brennan, 54, joined MS&Co. in 1982 and
1989                         has been a Managing Director of MS&Co.
                             since 1984.  He is responsible for MS&Co.'s
                             Merchant Banking Division and is Chairman and President of MSLEF II, Inc. and
                             Chairman of MSCP III, Inc.  Mr. Brennan
                             serves as a Director of Fort Howard
                             Corporation, Hamilton Services Limited, PSF
                             Finance Holdings, Inc., Shuttleway,
                             Stanklav Holdings, Inc. and Waterford
                             Wedgwood U.K. plc and is Deputy Chairman of Waterford Wedgwood plc.


Michael W.J. Smurfit         Dr. Smurfit, 58, has been Chairman
1989                         and Chief Executive Officer of JS
                             Group since 1977.  Dr. Smurfit has been
                             Chairman of the Board of the Company since
                             1989. He was Chief Executive Officer of the Company prior to July 1990.



                              BOARD AND BOARD COMMITTEE MEETINGS,
                              COMMITTEE FUNCTIONS AND COMPOSITION

      Each non-employee director receives as compensation for serving on the Board of Directors, an annual fee of $35,000, plus a fee of $2,000 for attendance at each meeting which is in excess of four meetings per year and travel expenses in connection with attendance at such meetings. Directors who are employees of the Company do not receive any additional compensation by reason of their membership on, or attendance
at meetings of the Board.   In 1994, the Board of Directors
held four meetings.

      The Board of Directors has appointed an Audit Committee, a Compensation Committee and an Appointment Committee. The number of meetings held by these committees, their functions and the members of the Board serving on such committees are set forth below.

      The Audit Committee is responsible for making recommendations to the Board of Directors regarding the independent auditors to be appointed for the Company, meeting with the independent auditors, the manager of internal audit and other corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the audits of the independent auditors and internal auditors and reviewing and reporting on
the results of such audits to the Board of Directors.   The
members of the Audit Committee are Messrs. Kilroy, Goldberg and Thompson. The Audit Committee held one meeting during 1994.

      The Compensation Committee is responsible for reviewing the administration of executive compensation programs and determining the compensation of the executive officers of the Company. The members of the Compensation Committee are Messrs. Brennan, Goldberg and Ramsay. No formal meetings of the Compensation Committee were held during 1994.

        The Appointment Committee is responsible for approving compensation (including fringe benefits) for those officers of the Company whose compensation is not approved by the Compensation Committee. The members of the Appointment Committee are Dr. Smurfit and Messrs. Kilroy, Terrill and Goldberg. No formal meetings of the Appointment Committee were held in 1994.

                                     PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

      The table below sets forth certain information regarding the beneficial ownership of the Common Stock by each person who is known to the Company to be the beneficial owner of more than 5% of the Company's voting stock as of March 1, 1995. Except as set forth below, the stockholders named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.

                                                    Amount and
                                                    Nature of             Percent of
Name and Address of                                 Beneficial              Common
 Beneficial Owner                                   Ownership                Stock

SIBV                                                51,638,462              46.5%
 Smurfit International B.V.
 Strawinskylaan 2001
 Amsterdam 1077ZZ, The Netherlands
 Attention: Rokin Corporate Services B.V.

MSLEF II Associated Entities <F1>                   31,800,000              28.7%
 c/o Morgan Stanley & Co. Incorporated
 1221 Avenue of the Americas
 New York, NY  10020
 Attention:  Donald Patrick Brennan

Mellon Bank, N.A., as Trustee for
First Plaza Group Trust <F2>                         5,000,000               4.5%
 One Mellon Bank Center
 Pittsburgh, PA  15258

<F1>     As previously reported in the Company's Quarterly
         Report on Form 10-Q for the quarter ended September 30, 1994, representatives of MSLEF II have informed the Company that they expect, subject to market and other conditions, to dispose of MSLEF II's shares of Common Stock through an underwritten offering, a distribution to MSLEF II's partners, or otherwise, during 1995. No assurances can be given whether or when disposal of any or all of such shares will occur.
<F2>     Amounts shown exclude shares of Common Stock owned by
         MSLEF II, of which First Plaza Group Trust is a limited partner. If MSLEF II were to distribute its shares of Common Stock to its partners, First Plaza Group Trust would receive a number of shares based on its pro rata ownership of MSLEF II.

Security Ownership of Management

   The table below sets forth certain information regarding the beneficial ownership of the Common Stock as of February
10, 1995 for (i) each of the directors and nominees for director, (ii) each of the Named Executive Officers (as defined below), and (iii) all directors and executive officers of the Company as a group.

                                                             Shares of Common Stock
                                                      Amount and
                                                      Nature of                         Percent
                                                      Beneficial                        of Common
Beneficial Owner                                      Ownership<F1><F2>                 Stock <F3>

Michael W.J. Smurfit<F4>                               102,600                          0.1%
James B. Malloy                                         72,400                          0.1%
Howard E. Kilroy<F4>                                    42,300                           --
James E. Terrill<F4>                                    18,100                           --
John R. Funke                                           13,600                           --
Richard W. Graham                                        9,100                           --
David C. Stevens                                         4,600                           --
Donald P. Brennan<F5>                                        0                           --
Alan E. Goldberg<F5>                                         0                           --
David R. Ramsay<F5>                                          0                           --
G. Thompson Hutton                                           0                           --
James R. Thompson                                            0                           --


All directors and
 executive officers as
 a group (24 persons,
 excluding Mr. Malloy)<F4><F5>                         255,700                          0.2%

<F1>    Shares shown as beneficially owned include the
        number of shares of Common Stock that executive officers have the right to acquire within 60 days after February 10, 1995 pursuant to exercisable options under the Company's 1992 Stock Option Plan.

<F2>    Shares shown exclude any shares that may be held by
        the Company's Savings Plan.

<F3>    Based upon a total of 110,988,681 shares of Common
        Stock issued and outstanding on March 1, 1995.

<F4>    Excludes shares of Common Stock owned by JS Group.
        JS Group, through its indirect wholly-owned subsidiary SIBV, owns 46.5% of the Common Stock.
        Dr. Smurfit, Mr. Kilroy and Mr. Terrill own 6.6%,
        0.9% and less than 0.1%, respectively, of the outstanding shares of JS Group. Dr. Smurfit and Mr. Kilroy are officers of JS Group.

<F5>    Excludes shares of Common Stock owned by MSLEF II.

                                 EXECUTIVE COMPENSATION

        The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company (the "Named Executive
Officers") during 1994.  The table also includes Mr.
James B. Malloy, who retired from the position of President and Chief Executive Officer on February 1,
1994.

                                                                     SUMMARY COMPENSATION TABLE
                                                                                       Long Term Compensation
                                                                                        Awards         Payouts    All Other
                                                        Annual Compensation           Securities         LTIP      Compen-
                                                                  1997   Other Annual   Underlying      Payouts     ation($)
Name and Principal Position       Year  Salary($)  Bonus($)   Bonus<F1>  Compensation($) Options(#)      ($)<F2>      <F3>

James E. Terrill, President and   1994  $678,333   $251,029   $1,000,000   $224,577    319,000        $  346,604      $ 26,235
 Chief Executive Officer,         1993   440,000          0            0     17,318          0                 0        19,545
 formerly Executive Vice          1992   367,500    243,477            0        944    181,000                 0        16,346
 President-- Operations <F4>


Michael W.J. Smurfit, Chairman    1994   834,000    299,084            0     30,000          0         1,964,088        11,922
 of the Board                     1993   832,369          0            0     30,000          0                 0        16,775
                                  1992   793,273    526,605            0          0  1,026,000                 0        15,764


Richard W. Graham, Senior Vice    1994   378,667    110,876      475,000      9,270      9,000           173,302         9,937
 President                        1993   337,000          0            0      5,215          0                 0        10,817
                                  1992   286,760     29,336            0      2,223     91,000                 0         9,075



John R. Funke, Vice President      1994  300,000    107,584      500,000     28,599     29,000           231,069        10,779
 and Chief Financial Officer       1993  300,000          0            0     13,163          0                 0        10,167
                                   1992  232,000    153,705            0      1,647    121,000                 0        10,435

David C. Stevens, Vice President   1994  200,000    311,709      200,000      6,515      5,000            34,660         7,719
 and General Manager --            1993  200,000     48,954            0      1,402          0                 0         7,965
 Reclamation Division              1992  161,000     44,012            0        985     45,000                 0         5,947


James B. Malloy, Retired,          1994   82,667          0            0     43,163          0         1,386,415       367,122
 formerly President and Chief      1993  992,000          0            0     17,867          0                 0        21,902
 Executive Officer <F4>            1992  945,000    626,082            0      8,003    724,000                 0        23,294

<F1>    Amounts awarded in 1994 pursuant to the Company's 1994 Long-Term Incentive Plan.  These
        awards are not due and payable until April 30, 1997 and may be subject to forfeiture if the executive's employment is terminated, other than for death or disability, prior to such date.

<F2>    Aggregate long-term incentive payment of $7.67 million was made in 1994 prior to consummation of the Company's initial public  offering of Common Stock on May 4, 1994
        (the "Equity Offerings") to a number of the Company's and its affiliates' officers, including the Named Executive Officers and officers of JS Group and its affiliates.
        These amounts represent deferred settlement of the cancellation in 1992 of the Company's
        1990 Long-Term Management Incentive Plan.  The amount paid to the officers of JS Group and its affiliates (exclusive of Dr. Smurfit) was $1.69 million.

<F3>    Amounts shown under "All Other Compensation" for 1994 include a $3,500 Company contribution to the Company's Savings Plan for each Named Executive Officer (other than
        Dr. Smurfit) and Company-paid split-dollar term life insurance premiums for Dr. Smurfit
        ($11,922) and Messrs. Terrill ($22,735), Graham ($6,437), Funke ($5,374), Stevens
        ($4,219) and Malloy (none).   Messrs. Malloy and Funke also had reportable (above 120%
        of the applicable federal long-term rate)  earnings equal to $7,688 and $1,905, respectively, credited to their accounts under the Company's Deferred Compensation
        Capital Enhancement Plan.  In addition, Mr. Malloy received $64,859 of unused vacation pay and $291,075 of retirement benefits.

<F4>    James B. Malloy retired, as of February 1, 1994, as President and Chief Executive
        Officer, and James E. Terrill succeeded to Mr. Malloy's positions as President and Chief
        Executive Officer of the Company.  Previously, Mr. Terrill was Executive Vice
        President--Operations.

1992 STOCK OPTION PLAN

     The Company's 1992 Stock Option Plan, as amended (the "Plan") became effective on August 26, 1992 and will continue in effect until the later of August 26, 2004 and the expiration of all outstanding options granted thereunder unless terminated sooner by the Company's Board of Directors (the "Board"); no options may be granted under the Plan after August 25, 2004 or such earlier date determined by the Board.


     The purpose of the Plan is to advance the interests of the Company, its subsidiaries and affiliates and their prospective stockholders by providing certain eligible employees of the Company, its subsidiaries and affiliates with an opportunity to acquire a proprietary interest in the Company. Each salaried employee is eligible to be an optionee, provided he/she is approved by the Board of Directors. In 1994, the Company awarded 640,250 stock options, including 448,000 to all executive officers as a group (12 persons), none to directors (with the exception of Mr. Terrill) and 192,250 to employees other than executive officers, at an exercise or base price of $12.50 with an expiration date of February 14, 2006. As of December 31,
1994, there were 351 participants in the Plan.

     The Plan provides for the granting of nonstatutory stock options, which are options that do not qualify as incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended (the "Code").

     The Plan is administered by a committee of the Board (the "Option Plan Committee") consisting solely of two or more directors of the Company who are "disinterested" within the meaning of Rule 16b-3 ("Rule 16b-3") promulgated under
Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Members of the Option Plan Committee do not receive any remuneration from the Plan and serve at the discretion of the Board.

     The number of shares reserved for issuance under the Plan is 8,050,000, subject to adjustment upon changes in capitalization. Shares may be treasury shares or authorized but unissued shares.

     Under the Plan, the Named Executive Officers and certain other eligible employees have been granted options to purchase shares of Common Stock of the Company. Options may not be exercised unless they are both "exercisable" and "vested". The vesting schedule varies according to the schedule set forth in each Option Agreement and provides for vesting over a period of time. The options which have been granted to date generally become fully vested four years from the date of grant. Options vest in their entirety upon the death, disability or retirement, as defined in the Plan, of the optionee. Non-vested options are forfeited upon any other termination of employment. The Option Plan Committee, with the consent of the Board, may accelerate the vesting of options at such times and under such circumstances as it deems appropriate.

     Exercisability is determined in accordance with the following rules. Upon the earliest to occur of (i) MSLEF II's transfer of all its Common Stock or, if MSLEF II distributes its Common Stock to its partners pursuant to its dissolution, the transfer by such partners of at least 50% of the aggregate Common Stock received from MSLEF II pursuant to its dissolution, (ii) the 11th anniversary of the grant date of the options, and (iii) a public offering of Common Stock by MSLEF II (a "MSLEF II Public Offering") (each, a "Trigger Date"), all vested options shall become exercisable and all options which vest subsequently shall become exercisable upon vesting; provided, however, that if a public offering occurs prior to the Threshold Date (defined below) all vested options and all options which vest subsequent to the public offering but prior to the Threshold Date shall be exercisable in an amount (as of periodic determination dates) equal to the product of (a) the number of shares of Common Stock vested pursuant to the option (whether previously exercised or not) and (b) the Morgan Percentage (as defined below) as of such date; provided further that, in any event, (i) ten percent of stock options granted prior to 1993 became exercisable on January 1, 1995, and (ii) a holder's options shall become exercisable from time to time in an amount equal to the percentage that the number of shares sold or distributed to its partners by MSLEF II represents of its aggregate ownership of shares on May 11, 1994 (with vested options becoming exercisable up to such number before any non-vested options become so exercisable) less the number of options, if any, which became exercisable on January 1, 1995. The Threshold Date is the earlier of (x) the date the members of the MSLEF II Group (as defined in the Option Plan) shall have received collectively $200,000,000 in cash and/or other property as a return of their investment in the Company (as a result of sales of shares of the Company's common equity) and (y) the date that the members of the MSLEF II Group shall have transferred an aggregate of at least 30% of the Company's common equity owned by the MSLEF II Group as of August 26, 1992. The Morgan Percentage as of any date is the percentage determined from the quotient of (a) the number of shares of the Company's common equity held as of August 26, 1992, that were transferred by the MSLEF II Group as of the determination date and (b) the number of shares of the Company's common equity outstanding as of such date.

     The purchase price of the stock purchased pursuant to the exercise of an option is $10 per share for options granted as of August 26, 1992 and $12.50 per share for options granted as of February 15, 1994; and for all other options, such price must be the fair market value of the stock on the day the option is granted. The option price may be adjusted in accordance with the antidilution provisions of the Plan.
Upon the exercise of any option, the purchase price must be fully paid in cash or its equivalent or with already owned shares or shares otherwise issuable upon exercise.

  Certain Federal Income Tax Effects--The following discussion of certain federal income tax effects applicable to options granted under the Plan is a summary only, and reference is made to the Code, the regulations and rulings issued thereunder and judicial decisions relating thereto for a complete statement of all relevant federal tax provisions.

     An employee generally will not be taxed upon the grant of an option. Rather, at the time of exercise of such option the employee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price. The Company, or its affiliates and subsidiaries, as the case may be, will generally be entitled to a tax deduction at such time and in the same amount that the employee recognizes ordinary income. Different rules may apply in the case of an employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

     If shares acquired upon exercise of an option are later sold or exchanged, then the difference between the sales price and the fair market value of such shares on the date that ordinary income was recognized with respect thereto will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the employee) depending upon whether the shares have been held for more than one year after such date.

     According to a published ruling of the Internal Revenue Service, an employee who pays the option price upon exercise of a nonqualified stock option, in whole or in part, by delivering shares already owned by him will recognize no gain or loss for federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above. With respect to shares acquired upon exercise that are equal in number to the shares surrendered, the basis of such shares will be equal to the basis of the shares surrendered, and the holding period of shares acquired will include the holding period of the shares surrendered. The basis of additional shares received upon exercise will be equal to the fair market value of such shares on the date that governs the determination of the employee's ordinary income, and the holding period for such additional shares will commence on such date.

   Option Grants in Last Fiscal Year -- The following table provides information concerning stock options granted to the Named Executive Officers effective as of February 15, 1994.

                                            OPTION GRANTS IN 1994

                                                                                      Potential Realizable Value
                     Number of Sec-   % of Total                                            at Annual Rates of
                     urities Under-  Options Granted  Exercise or                      Stock Price Appreciation
                     lying Options    to employees     Base Price        Expiration        for Option Term<F2>
Name                     Granted      in Fiscal Year ($ Per Share)<F1>     Date                  5%         10%


James E. Terrill           319,000           49.9%         $12.50           2/14/2006       $3,173,477      $8,526,983
Michael W.J. Smurfit             0            N/A            N/A              N/A                N/A            N/A
Richard W. Graham            9,000            1.4%          12.50           2/14/2006           89,534         240,573
John R. Funke               29,000            4.5%          12.50           2/14/2006          288,498         775,180
David C. Stevens             5,000            0.8%          12.50           2/14/2006           49,741         133,652
James B. Malloy                  0            N/A            N/A              N/A                N/A            N/A


<F1>   The 1994 options were granted on February 15, 1994 and the exercise price was set prior to the Company's initial public offering on May 4, 1994.
<F2>   The dollar amounts under these columns are the result of
       calculations at 5% and 10% rates, as set by the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.
<F3>   On February 9, 1995, 91,750 options were granted to 37
       individuals, including 10,000 to Mr. Graham, at an exercise price of $17.625 per share.

   Option Exercises and Year-End Value Table -- The following table summarizes the exercise of options and the value of options held by the Named Executive Officers as of the end of 1994.


 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE

                                                                          Number of
                                                                    Securities Underlying        Value of Unexercised
                           Shares                               Unexercised Options             In-the-Money Options
                        Acquired on        Value               at January 1, 1995 (#)<F1>      at January 1, 1995($)<F2>
     Name               Exercise(#)       Realized($)          Exercisable/Unexercisable       Exercisable/Unexercisable
James E. Terrill                0                N/A                     18,100 / 481,900           $126,700 /$2,575,800
Michael W.J. Smurfit            0                N/A                    102,600 / 923,400            718,200 / 6,463,800
Richard W. Graham               0                N/A                      9,100 /  90,900             63,700 /   613,800
John R. Funke                   0                N/A                     12,100 / 137,900             84,700 /   892,800
David C. Stevens                0                N/A                      4,500 /  45,500             31,500 /   306,000
James B. Malloy                 0                N/A                     72,400 / 651,600            506,800 / 4,561,200




<F1>    No stock appreciation rights have been granted to any Named Executive Officers.  Ten percent of the outstanding options granted prior to 1993 became exercisable on January 1, 1995.  None were exercisable on December 31, 1994.
<F2>    Value is the difference between the market value of the Common Stock on the date of exercise or December
        31, 1994 and the exercise price.  The market price at December 31, 1994 was $17.00 per share.

PENSION PLANS

  Salaried Employees' Pension Plan and Supplemental Income Pension Plans

    The Company and its subsidiaries maintain a non-contributory pension plan for salaried employees (the "Pension Plan") and two non-contributory supplemental income pension plans (the "SIP I" and "SIP II", together, the "SIP Plans") for certain key executive officers, under which benefits are determined by final average earnings and years of credited service and are offset by a certain portion of social security benefits. For purposes of the Pension Plan, final average earnings equals the average of the highest five consecutive years of the participants' last 10 years of service, including overtime and certain bonuses, but excluding bonus payments under the Management Incentive Plan, deferred or acquisition bonuses, fringe benefits and certain other compensation. For purposes of each SIP, final average earnings equals the participant's average earnings, including bonus payments made under the Management Incentive Plan, for the five consecutive highest-paid calendar years out of the last 10 years of service. SIP I recognizes up to 20 years of credited service and SIP II recognizes up to 22.5 years of credited service.

    The pension benefits for the Named Executive Officers can be calculated pursuant to the following table, which shows the total estimated single life annuity payments that would be payable to the Named Executive Officers participating in the Pension Plan and one of the SIP Plans after various years of service at selected compensation levels. Payments under the SIP Plans are an unsecured liability of the Company.

                                            SIP I Participants
                                    Annual Benefits (Single Life Annuity)
                                      Upon Final Retirement with Final
   Final                                 Years of Service Indicated
  Average                         (Prior to Adjustment for Social Security)
  Earnings                        5 years      10 years       15 years      20 years

 $ 200,000 . . . . . . . . . . . $ 25,000      $ 50,000       $ 75,000    $  100,000
   400,000 . . . . . . . . . . .   50,000       100,000        150,000       200,000
   600,000 . . . . . . . . . . .   75,000       150,000        225,000       300,000
   800,000 . . . . . . . . . . .  100,000       200,000        300,000       400,000
 1,000,000 . . . . . . . . . . .  125,000       250,000        375,000       500,000
 1,200,000 . . . . . . . . . . .  150,000       300,000        450,000       600,000
 1,400,000 . . . . . . . . . . .  175,000       350,000        525,000       700,000
 1,600,000 . . . . . . . . . . .  200,000       400,000        600,000       800,000
 1,800,000 . . . . . . . . . . .  225,000       450,000        675,000       900,000
 2,000,000 . . . . . . . . . . .  250,000       500,000        750,000     1,000,000

                                          SIP II Participants
                                   Annual Benefits (Single Life Annuity)
                                     Upon Final Retirement with Final
   Final                                 Years of Service Indicated
  Average                       (Prior to Adjustment for Social Security)
  Earnings               5 years    10 years     15 years       20 years     22.5 years

$  200,000 . . . . . .  $ 20,000    $ 40,000     $ 60,000     $   80,000     $ 90,000
   400,000 . . . . . .    40,000      80,000      120,000        160,000      180,000
   600,000 . . . . . .    60,000     120,000      180,000        240,000      270,000
   800,000 . . . . . .    80,000     160,000      240,000        320,000      360,000
 1,000,000 . . . . . .   100,000     200,000      300,000        400,000      450,000
 1,200,000 . . . . . .   120,000     240,000      360,000        480,000      540,000
 1,400,000 . . . . . .   140,000     280,000      420,000        560,000      630,000
 1,600,000 . . . . . .   160,000     320,000      480,000        640,000      720,000
 1,800,000 . . . . . .   180,000     360,000      540,000        720,000      810,000
 2,000,000 . . . . . .   200,000     400,000      600,000        800,000      900,000

     Dr. Smurfit and Mr. Malloy participate in SIP Plan I and have 39 and 15 years of credited service, respectively. SIP Plan II became effective January 1, 1993, and Messrs. Terrill, Graham, Funke and Stevens participate in such plan and have 23, 36, 18 and 7 years of credited service, respectively. Current average earnings for each of the Named Executive Officers are as follows: Dr. Smurfit ($1,069,000); Mr. Terrill ($516,000); Mr. Graham ($340,000);
Mr. Funke ($322,000); and Mr. Stevens ($199,000). Mr. Malloy received approximately $208,000 of SIP Plan I payments in 1994.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE OF
CONTROL ARRANGEMENTS

     Mr. Malloy has a deferred compensation agreement with a subsidiary of the Company, pursuant to which he became entitled upon his retirement to lifetime payments of $70,000 annually in addition to his accrued benefits under SIP Plan I.


                            COMPENSATION COMMITTEE INTERLOCKS AND
                                     INSIDER PARTICIPATION

     Prior to the Equity Offerings, the Company did not maintain a formal compensation committee. Dr. Smurfit, Mr.
Malloy and Mr. Kilroy, executive officers of the Company at the beginning of 1994, participated in deliberations of the Board of Directors on executive compensation matters for 1994.

     Dr. Smurfit and Mr. Kilroy are both directors and executive officers of JS Group and the Company, and Mr.
Malloy is a director of JS Group and a former director and executive officer of the Company.


                            REPORT OF THE COMPENSATION COMMITTEE ON
                                    EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") was established in connection with the Equity Offerings in 1994. The Committee consists of three members of the Company's Board of Directors who are not employees of the Company and who have no interlocking relationships requiring disclosure. The Committee oversees the administration of executive compensation programs and determines the compensation of the executive officers, including the Named Executive Officers.

     The goals of the Company's executive compensation program are as follows: to attract, retain and motivate qualified executives with outstanding abilities; to tie a significant portion of the overall compensation of executive officers to the Company's profitability; and to seek to enhance the Company's profitability by aligning the interests of executive officers with those of the Company's stockholders.

     In determining base salaries for each of the Named Executive Officers, as well as other executive officers, consideration is given to national and local salary surveys and the results of an informal, internal review of salaries paid to officers with comparable qualifications, experience and responsibilities at other companies of similar size. As part of the cost reduction initiatives implemented by the Company in 1993, salaries were frozen at 1993 levels for 1994.

     The Company's executive officers, as well as other key employees of the Company, participate in an annual management incentive plan (the "MIP"), with awards based upon the attainment of pre-established individual goals and profit targets for the Company.

     Each fiscal year the Committee considers the desirability of granting awards under the Company's 1992 Stock Option Plan to executive officers, including the Named Executive
Officers. In determining the amount and nature of awards under the Plan to executive officers other than the Chief Executive Officer, an initial recommendation is made by the Option Plan Committee, taking into account the respective scope of accountability, strategic and operational goals, and anticipated performance requirements and contributions of each executive officer. The stock options awarded to the Chief Executive Officer are established separately and are described below under CEO Compensation. The Committee believes that past grants of stock options have successfully focused the Company's senior management on building profitability and shareholder value.

     Beginning with 1994, Section 162(m) of the Code ("Section 162(m)") generally limits to $1,000,000 per person a publicly held corporation's federal income tax deduction for compensation paid in any year to its Chief Executive Officer and each of its four other highest paid executive officers to the extent such compensation is not "performance based" within the meaning of Section 162(m). Section 162(m) does not apply to the Company for either of its 1994 or 1995 tax years because the Company is not "publicly held" as defined for this purpose in the Code. The Company has historically set compensation and bonuses based upon performance, and the Company intends to continue this practice. At such time as
Section 162(m) becomes applicable to the Company, the Committee will, in general, seek to qualify compensation paid to its executive officers for deductibility under Section 162(m) although the Committee believes it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility if, in the Committee's judgment, it is in the Company's best interest to do so.

CEO Compensation

     Mr. Terrill's salary as the new Chief Executive Officer was set by Dr. Smurfit, in consultation with representatives of the major stockholders. Mr. Terrill's salary was based on an informal review of salaries paid to officers with comparable qualifications, experience and responsibilities at other companies of similar size. Based on this assessment, the Chief Executive Officer was awarded a base salary for 1994 of $700,000, effective February 1, 1994. Pursuant to the terms of the MIP, he received a performance based incentive award of $251,029 for 1994. The Chief Executive Officer was also awarded stock options covering an aggregate of 319,000 shares of the Company's common stock in February 1994 in recognition of his new position. The award was based on the Board's evaluation of the Chief Executive Officer's past and expected contributions toward the achievement of the Company's long-term strategic initiatives, including the positive results realized by the Company from the significant restructuring completed and cost savings measures instituted in 1993.

     Commencing on the date of the Equity Offerings, the Committee undertook the responsibility for reviewing the salary level and the overall compensation of the Chief Executive Officer based upon a periodic review of peer group companies, the performance of the Company in relation to its peers and the performance of the individual. The evaluation recognizes the major role of the Chief Executive Officer in strategic initiatives to be accomplished by the Company, including cost savings measures instituted under the tenure of the Chief Executive Officer; growth in the market price for the Company's securities; and favorable corporate developments for increased sales volume.

     Submitted by the Compensation Committee of the Company's
Board of Directors.


                                                              D.P. Brennan
                                                              A.E. Goldberg
                                                              D.R. Ramsay

                        Stock Performance Graph

     The graph below compares the cumulative total stockholder return on the Common Stock, the S&P 500 Index and an index of a Peer Group of paper companies, for the period from May 4, 1994, the date on which the Common Stock commenced trading on the Nasdaq Stock Market, until December 31, 1994. The graph assumes the value of the investment in the Common Stock and each index was $100.00 at May 4, 1994 and that all dividends were reinvested.

     The Peer Group index comprises the following 10 medium to large sized companies whose primary business is the manufacture and sale of paper products: Caraustar
Industries, Inc., Chesapeake Corporation, Federal Paper Board
Company, Inc., Gaylord Container Corporation, Rock-Tenn
Company, Sonoco Products Company, Stone Container
Corporation, Temple-Inland Inc., Union Camp Corporation and
Willamette Industries, Inc.

                              Cumulative Total Return
                      (from May 4, 1994 to December 31, 1994)




                                [PERFORMANCE GRAPH]




Data points for the Performance Graph are as follows:

                              5-4-94    6-30-94   9-30-94     12-31-94
Jefferson Smurfit Corporation $100.00    $124.04   $154.32     $130.77
S&P 500 Index                  100.00     100.99    105.93      105.91
Peer Group                     100.00     102.36    122.31      113.77

CERTAIN TRANSACTIONS

     In connection with the Company's recapitalization plan implemented in May 1994, the Company issued 19.25 million shares of Common Stock at an initial public offering price of $13.00 per share and Jefferson Smurfit Corporation (U.S.), the Company's indirect wholly-owned subsidiary ("JSC (U.S.)"), issued and sold $400 million of senior notes (the "Debt Offerings"). In its capacity as underwriter of the Equity Offerings and Debt Offerings, MS&Co. received net discounts and commissions of $5.5 million and $10.0 million, respectively, in 1994. The Company paid $.5 million to SIBV for legal fees incurred by SIBV in connection with the recapitalization of the Company in 1994.

     In connection with its issuance in 1993 of $500 million unsecured 9.75% Senior Notes, JSC (U.S.) entered into an agreement with SIBV whereby SIBV committed to purchase up to $200 million aggregate principal amount of 11 1/2% Junior Subordinated Notes maturing 2005 (the "Notes") to be issued by JSC (U.S.). Proceeds of the Notes were to be used to repurchase or otherwise retire subordinated debt of JSC (U.S.). The agreement was terminated upon the consummation of the Equity Offerings. In accordance with the agreement, the Company paid $.4 million to SIBV for letter of credit fees incurred by SIBV in connection with this commitment, $1.0 million for annual commitment fees of 1.375% on the undrawn principal amount and $.9 million for certain costs of SIBV associated with such commitments and the termination thereof.

     Net sales by the Company to JS Group, its subsidiaries and affiliates were $36.5 million for the year ended December 31, 1994. Net sales by JS Group, its subsidiaries and affiliates to the Company were $71.0 million for the year ended December 31, 1994. Product sales to and purchases from JS Group, its subsidiaries and affiliates were consummated on terms generally similar to those prevailing with unrelated parties.

     The Company provides certain subsidiaries and affiliates of JS Group with general management and elective management services under separate management services agreements. The services provided include, but are not limited to, management information services, accounting, tax and internal auditing services, financial management and treasury services, manufacturing and engineering services, research and development services, employee benefit plan and management services, purchasing services, transportation services and marketing services. In consideration of general management services, the Company is paid a negotiated fee, which amounted to $1.5 million for 1994. In consideration for elective services provided in 1994, the Company received reimbursements of approximately $2.8 million in 1994. In addition, the Company paid JS Group and its affiliates $.6 million in 1994 for management services and certain other services.

     In October 1991, an affiliate of JS Group completed a rebuild of the No. 2 paperboard machine owned by it, located in JSC (U.S.)'s Fernandina Beach, Florida paperboard mill (the "Fernandina Mill"). Pursuant to the Fernandina Operating Agreement, JSC (U.S.) operates and manages the machine, which is owned by a subsidiary of SIBV. As compensation to JSC (U.S.) for its services, the affiliate of JS Group agreed to reimburse JSC (U.S.) for production and manufacturing costs directly attributable to the No. 2 paperboard machine and to pay JSC (U.S.) a portion of the indirect manufacturing, selling and administrative costs incurred by JSC (U.S.) for the entire Fernandina Mill. The compensation is determined by applying various formulas and agreed upon amounts to the subject costs. The amounts reimbursed to JSC (U.S.) totaled $54.0 million in 1994.

The Registration Rights Agreement

     Pursuant to the Registration Rights Agreement, dated as of May 3, 1994, among MSLEF II, SIBV, the Company and certain other parties (the "Registration Rights Agreement"), each of MSLEF II and SIBV have certain rights, upon giving a notice as provided in the Registration Rights Agreement, to cause the Company to use its best efforts to register under the Securities Act of 1933 the shares of Common Stock owned by MSLEF II (including its partners) and certain other entities (including their affiliates) and certain shares of Common Stock owned by SIBV and its affiliates. Under the terms of the Registration Rights Agreement, the Company may not effect a common stock registration for its own account until the earlier of (i) such time as MSLEF II shall have effected two demand registrations and (ii) July 31, 1996. The Registration Rights Agreement contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification and contribution granted by parties thereunder in connection with the registration of Common Stock subject to such agreement.

The Stockholders Agreement

     Pursuant to the Stockholders Agreement, dated as of May 3, 1994, among MSLEF II, SIBV, the Company and certain other parties, SIBV and the MS Holders (as defined in the Stockholders Agreement) shall vote their shares of Common Stock subject to the Stockholders Agreement to elect as directors of the Company a certain number of individuals selected by SIBV and a certain number of individuals selected by MSLEF II, with such numbers varying depending on the amount of Common Stock collectively owned by the MS Holders, the amount of Common Stock owned by SIBV and the magnitude of the Initial Return (as defined in the Stockholders Agreement) received by the MS Holders on their investment of Common Stock. Currently, the Company's Board of Directors consists of four directors selected by MSLEF II (one of whom is not affiliated with MSLEF II or the Company) and four directors selected by SIBV (one of whom is not affiliated with SIBV or the Company). Pursuant to the Stockholders Agreement, SIBV and MSLEF II have agreed to ensure the Board of Directors will consist of only eight directors (unless they otherwise agree). Depending on the amount of Common Stock collectively owned by the MS Holders and the magnitude of the Initial Return received by the MS Holders on their investment of Common Stock, approval of certain specified actions of the Board shall require certain approval as specified in the Stockholders Agreement.

                           PROPOSAL 2 - RATIFICATION OF APPOINTMENT
                                    OF INDEPENDENT AUDITORS


     Upon the recommendation of the Company's Audit Committee, Ernst & Young LLP, independent auditors of the Company since July 1982, have been appointed by the Board of Directors of the Company as independent auditors for the Company for the fiscal year ending December 31, 1995. This selection is being presented to the stockholders for ratification. The Board of Directors of the Company recommends a vote FOR ratification. The persons named on the enclosed proxy card intend to vote the proxies solicited hereby FOR ratification unless specifically directed otherwise on such proxy card.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and such representatives are expected to be available to respond to appropriate questions.


OTHER MATTERS

     Management does not know of any other business which may
be considered at the Annual Meeting.   However, if any
matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.


     The entire expense associated with preparing, assembling and mailing this Proxy Statement and with the solicitation of proxies by the Board of Directors of the Company will be borne by the Company. In addition to solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies for use at the Annual Meeting by personal interview, by telephone or by telegraph. Directors, officers and other employees of the Company will receive no additional compensation for soliciting such proxies for use at the Annual Meeting. It is anticipated that the telephone and telegraph charges so incurred will be minimal.

STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING OF
STOCKHOLDERS

     Stockholder proposals submitted for inclusion in the proxy statement for the 1996 Annual Meeting of Stockholders must be received at the corporate offices of the Company, addressed to the attention of Mr. Michael E. Tierney, Secretary,
Jefferson Smurfit Corporation, 8182 Maryland Avenue, St.
Louis, Missouri 63105 no later than November 22, 1995.

                                    BY ORDER OF THE BOARD OF DIRECTORS





                                    MICHAEL E. TIERNEY
                                    Secretary



March 21, 1995

                                                  FRONT

COMMON STOCKHOLDERS
PROXY                                 JEFFERSON SMURFIT CORPORATION
                                      Annual Meeting April 25, 1995


     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

          The undersigned stockholder of Jefferson Smurfit Corporation, a Delaware corporation, appoints JAMES E. TERRILL, JOHN R. FUNKE and MICHAEL E. TIERNEY, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Company which the undersigned is entitled to vote at the Annual Meeting of its stockholders to be held at the Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri, 63134 , on April 25, 1995 at 1:00 p.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

1.   Election of Directors:
     FOR all nominees listed below        WITHOLD AUTHORITY to vote
     (except as marked to the             for all nominees listed
     contrary below)      [  ]            below.      [  ]

      James E. Terrill, David R. Ramsay and G. Thompson Hutton

   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.





2.   Ratification of the appointment of Ernst & Young LLP as
     independent auditors for the Company for 1995.
     [  ]     FOR       [  ]     AGAINST         [  ]      ABSTAIN

3. On any other matter that may be submitted to a vote of stockholders.

(YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY)

                                        BACK



This proxy will be voted "FOR" items 1 and 2 if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of Management. Please date, sign and mail this proxy in the enclosed envelope. No postage is required.



            Dated________________________________, 1995


            ______________________________________


            ______________________________________

            Please sign name or names exactly as appearing on this proxy. If signing as a representative, please include capacity.